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                                 EXHIBIT (h)(16)


                   SUB-TRANSFER AGENCY AND SERVICES AGREEMENT

         THIS AGREEMENT, dated as of this 8th day of February, 2000 between THE NORTHERN TRUST COMPANY (the "Transfer Agent"), an Illinois banking corporation having its principal place of business at Fifty South LaSalle Street, Chicago, Illinois 60675 and PFPC INC., ("PFPC"), a Massachusetts corporation with principal offices at 4400 Computer Drive, Westborough, Massachusetts 01581.

                                   WITNESSETH

         WHEREAS, the Transfer Agent has been appointed transfer agent for the those open-end registered investment companies identified on the attached Schedule A, including each separate portfolio thereof (individually the "Fund" and collectively the "Funds");

         WHEREAS, the Transfer Agent has entered into a Transfer Agent Agreement (the "Transfer Agency Agreement(s)") with each of the Funds;

         WHEREAS, the Transfer Agent is authorized by the Funds to subcontract for the performance of certain of the Transfer Agent's duties under the Transfer Agent Agreements; and

         WHEREAS, the Transfer Agent desires to subcontract to and appoint PFPC as its agent to perform certain administrative and ministerial duties and obligations that the Transfer Agent has to the Funds relating to maintaining accounts and processing transactions through the National Securities Clearing Corporation ("NSCC") and PFPC desires to accept such appointment.

         NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the Transfer Agent and PFPC agree as follows:

Article  1        DEFINITIONS.

         1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

                  (a) "Articles of Incorporation" shall mean the Articles of Incorporation, Declaration of Trust, or other similar organizational document as the case may be, of each Fund as the same may be amended from time to time.

                  (b) "Assign" and "Assignment" shall have the same meaning herein as the term "assignment" has in the 1940 Act.

                  (c) "Authorized Person" shall be (i) any authorized officer of the Transfer Agent; or (ii) any person, whether or not such person is an officer or employee of the Transfer Agent, duly authorized to give Oral Instructions or Written Instructions on behalf of the Transfer Agent as indicated in writing to PFPC from time to time, but in no event shall include a person who is an


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         officer, director, employee or agent of PFPC, whether or not such person is an officer or trustee of the Funds.

                  (d) "Board Members" shall mean the Directors or Trustees of the governing body of each Fund, as the case may be.

                  (e) "Board of Directors" shall mean the Board of Directors or Board of Trustees of each Fund, as the case may be.

                  (f) "Commission" shall mean the Securities and Exchange Commission.

                  (g) "Custodian" refers to any custodian or subcustodian of securities and other property which the Funds may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custodian Agreement.

                  (h) "Networking" shall mean the system created by the NSCC for the maintenance of non-trade related activity and settlement responsibilities between a mutual fund/transfer agent and financial intermediaries selling the mutual fund's shares.

                  (i) "NSCC" shall mean the National Securities Clearing Corporation.

                  (j) "1934 Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as amended from time to time.

                  (k) "1940 Act" shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

                  (l) "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by PFPC from a person reasonably believed by PFPC to be an Authorized Person;

                  (m) "Portfolio" shall mean each separate series of shares offered by the Fund representing interests in a separate portfolio of securities and other assets;

                  (n) "Prospectus" shall mean the most recently dated Fund Prospectus and Statement of Additional Information of each Fund, including any supplements thereto if any, which has become effective under the Securities Act of 1933 and the 1940 Act.

                  (o) "Shares" refers collectively to such shares of capital stock or beneficial interest, as the case may be, or class thereof, of each Fund as may be issued from time to time which are traded by financial intermediaries through the NSCC Fund/Serv or for which PFPC provides Networking services pursuant to the rules and regulations of the NSCC.

                  (p) "Shareholder" shall mean a record owner of Shares of each Fund.

                  (q) "Written Instructions" shall mean a written communication signed by a person reasonably believed by PFPC to be an Authorized Person and actually received by PFPC. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.


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Article 2         APPOINTMENT OF PFPC.

                  The Transfer Agent hereby appoints and constitutes PFPC as its subcontractor and agent to perform certain administrative and ministerial duties on its behalf with respect to the Funds relating to maintaining accounts and processing transactions through the NSCC and PFPC hereby accepts such appointments and agrees to perform the duties hereinafter set forth.

Article 3         DUTIES OF PFPC.

         3.1 PFPC shall be responsible for the following duties to the extent required to provide NSCC level services:

                  (a) Administering and/or performing the customary services of a transfer agent; acting as service agent in connection with dividend and distribution functions; and for performing shareholder account and administrative agent functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the Custodian) of Shares of the Funds, as more fully described in the written schedule of Duties of PFPC annexed hereto as Schedule B and incorporated herein, and in accordance with the terms of the Prospectus of the Funds, applicable law and the procedures established from time to time between PFPC and the Transfer Agent.

                  (b) Recording the issuance of Shares and the total number of Shares issued and outstanding on the PFPC System for NSCC accounts. PFPC shall provide the Transfer Agent on a daily basis with the total number of Shares which are authorized and issued and outstanding on the PFPC System for NSCC accounts.

                  (c) Notwithstanding any of the foregoing provisions of this Agreement, PFPC shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issuance or sale of any Shares or the sufficiency of the amount to be received therefor;
         (ii) the legality of the redemption of any Shares, or the propriety of the amount to be paid therefor; (iii) the legality of the declaration of any dividend by the Board of Directors, or the legality of the issuance of any Shares in payment of any dividend; or (iv) the legality of any recapitalization or readjustment of the Shares.

                  (d) Establishing procedures for Networking and Fund/Serv pursuant to the rules and regulations of the NSCC.

         3.2 In addition to the duties set forth herein, PFPC shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Transfer Agent and PFPC. Without limiting the foregoing, PFPC shall use its best efforts to ensure that provisions that protect the Transfer Agent and the Funds from liability for the acts and omissions of shareholders and financial intermediaries that trade the Funds' shares through NSCC are included in agreements with such shareholders and financial intermediaries to the same extent that the provisions of such agreements protect PFPC from such acts and omissions.


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Article  4        RECORDKEEPING, REPORTS AND INSPECTIONS.

         4.1 PFPC shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule B in accordance with all applicable laws, rules and regulations, including records required by
Section 31(a) of the 1940 Act. Where applicable, such records shall be maintained by PFPC for the periods and in the places required by Rule 31a-2 under the 1940 Act.

         4.2 To the extent required by Section 31 of the 1940 Act, PFPC agrees that all such records prepared or maintained by PFPC relating to the services to be performed by PFPC hereunder are the property of the Funds and will be preserved, maintained and made available in accordance with such section, and will be surrendered promptly to the Transfer Agent and the Funds on and in accordance with the Transfer Agent and the Funds' request.

         4.3 In case of any requests or demands for the inspection of Shareholder records of the Funds, PFPC will endeavor to notify the Transfer Agent of such request and secure Written Instructions as to the handling of such request. PFPC reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to comply with such request.

         4.4 PFPC shall cooperate with the Transfer Agent, the Funds and the Funds' independent public accountants in connection with (a) the preparation of reports to the Unitholders, to the Commission (including all required periodic and other reports), to state securities and commissioners and to others, (b) annual and other audits of the books and records of the Funds, and
(c) other matters of a like nature. PFPC shall make available during regular business hours all records and other data created and maintained pursuant to this Agreement for reasonable audit, inspection and copying by the Transfer Agent and the Funds, the Funds' independent public accountants, or any other person retained by the Transfer Agent or the Funds, or by agents of the Commission. Upon reasonable notice by the Transfer Agent or the Funds, PFPC shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable visitation by any of the persons referred to in the preceding sentence.

         4.5 PFPC shall provide the Transfer Agent or the Funds, at such times as the Transfer Agent or the Funds may reasonably require, with reports by independent public accountants on the accounting system and internal accounting controls relating to the services provided by PFPC under this Agreement. Such reports shall be of sufficient scope and in sufficient detail, as may reasonably be required by the Transfer Agent, the Funds, or the Fund's independent public accountants, to provide reasonable assurance that any material weaknesses with respect to such accounting system and such internal accounting controls would be disclosed by such examination, and, if there are no such weaknesses, shall so state.

Article  5        TRANSFER AGENT INSTRUCTIONS.

         5.1 PFPC will have no liability when acting upon Written or Oral Instructions reasonably believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Transfer Agent.

         5.2 At any time, PFPC may request Written Instructions from the Transfer Agent and may seek advice from legal counsel for the Transfer Agent, or its own legal counsel, with respect to any


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matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Transfer Agent or for PFPC. Written Instructions requested by PFPC will be provided by the Transfer Agent within a reasonable period of time.

         5.3 PFPC, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of the Transfer Agent only if said representative is an Authorized Person. The Transfer Agent agrees that all Oral Instructions shall be followed within one business day by confirming Written Instructions, and that the Transfer Agent's failure to so confirm shall not impair in any respect PFPC's right to rely on Oral Instructions.

Article  6        COMPENSATION.

         6.1 The Transfer Agent will compensate PFPC for the performance of its obligations hereunder in accordance with the fees set forth in the written Fee Schedule annexed hereto as Schedule C and incorporated herein.

         6.2 In addition to those fees set forth in Section 6.1 above, the Transfer Agent agrees to pay, and will be billed separately for, out-of-pocket expenses incurred by PFPC in the performance of its duties hereunder. Out-of-pocket expenses shall include those items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule D and incorporated herein. Schedule D may be modified by written agreement between the parties. Any unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by PFPC in the performance of its obligations hereunder.

         6.3 The Transfer Agent agrees to pay to PFPC all fees and out-of-pocket expenses invoiced by Federal Funds Wire within fifteen (15) business days following the receipt of the respective invoice. In addition, with respect to all fees under this Agreement, PFPC may charge a service fee equal to the lessor of (iI) one and one half percent (1 1/2%) per month or (ii) the highest interest rate legally permitted on any past due invoiced amount, provided however, the foregoing service fee shall not apply if the Transfer Agent in good faith legitimately disputes any invoice amount, in which case the Transfer Agent shall do the following within thirty (30) days of the postmark date: (a) pay PFPC the undisputed amount of the invoice; and (b) provide PFPC a detailed written description of the disputed amount and the basis for the Transfer Agent's dispute with such amount. In addition, the Fund shall cooperate with PFPC in resolving disputed invoice amounts and then promptly pay such amounts determined to be due.

         6.4 Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule C a revised Fee Schedule executed and dated by the parties hereto.

         6.5 The Transfer Agent acknowledges that the fees that PFPC charges the Transfer Agent under this Agreement reflect the allocation of risk between the parties, including the disclaimer of warranties in Section 9.3 and the limitations on liability and exclusion of remedies in Section 11.2 and
Article 12. Modifying the allocation of risk from what is stated here would affect the fees that PFPC charges, and in consideration of those fees, the Transfer Agent agrees to the stated allocation of risk.


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Article 7         DOCUMENTS.

          PFPC acknowledges that it has received copies of the documents set forth in the written schedule of Fund Documents annexed hereto as Schedule E.

Article 8         PFPC SYSTEM.

         8.1 PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Transfer Agent herein (the "PFPC System").

         8.2 PFPC hereby grants to the Transfer Agent a limited license to the PFPC System for the sole and limited purpose of having PFPC provide the services contemplated hereunder and nothing contained in this Agreement shall be construed or interpreted otherwise and such license shall immediately terminate with the termination of this Agreement.

         8.3 In the event that the Transfer Agent, including any affiliate or agent of the Transfer Agent or any third party acting on behalf of the Transfer Agent is provided with direct access to the PFPC System for either account inquiry or to transmit transaction information, including but not limited to maintenance, exchanges, purchases and redemptions, such direct access capability shall be limited to direct entry to the PFPC System by means of on-line mainframe terminal entry or PC emulation of such mainframe terminal entry and any other non-conforming method of transmission of information to the PFPC System is strictly prohibited without the prior written consent of PFPC.

Article 9         REPRESENTATIONS AND WARRANTIES.

         9.1      PFPC represents and warrants to the Transfer Agent that:

                  (a) it is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Massachusetts;

                  (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

                  (c) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement;

                  (d) it is duly registered with its appropriate regulatory agency as a transfer agent and such registration will remain in effect for the duration of this Agreement;

                  (e) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

                  (f) PFPC warrants that all equipment and software used or delivered in connection herewith or with the services rendered hereunder include or shall include, at no additional cost to the Transfer Agent, design and performance capabilities so that prior to, during, and after the calendar year 2000, they will not malfunction, produce invalid or incorrect results, or


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         abnormally cease to function because of the year 2000 date change. Such design and performance capabilities shall include without limitation the ability to recognize the century and to manage and manipulate data involving dates, including single century and multi-century formulas and date values, without resulting in the generation of incorrect values involving such dates or causing an abnormal ending; date data interfaces with functionalities and data fields that indicate the century; and date-related functions that indicate the century. In connection with the foregoing, PFPC agrees to provide the Transfer
         Agent with periodic quarterly updates with respect to PFPC's compliance with this provision.

                  (g) PFPC represents and warrants that the various procedures and systems which it has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause the records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as in its judgment are required for the secure performance of its obligations hereunder.

         9.2      The Transfer Agent represents and warrants to PFPC that:

                  (a) it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

                  (b) it is empowered under applicable laws and by its Article of Incorporation and By-Laws to enter into this Agreement;

                  (c) all corporate proceedings required by said Articles of Incorporation, By-Laws and applicable laws have been taken to authorize it to enter into this Agreement;

                  (d) a registration statement under the Securities Act of 1933, as amended, and the 1940 Act on behalf of each Fund is currently effective and will remain effective; and


         9.3 THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, PFPC DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE TRANSFER AGENT OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. PFPC DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

Article 10        INDEMNIFICATION.

         10.1 The Transfer Agent shall indemnify and hold PFPC harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind (a "Claim") which may be asserted against PFPC or for which PFPC may be held liable in connection with this Agreement or its performance hereunder unless such Claim resulted from: (a) the willful misfeasance, bad faith or negligence of PFPC in the performance of its


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duties hereunder, or by reason of its reckless disregard thereof; or (b) the breach of any representation, warranty or covenant made by PFPC herein.

         10.2 PFPC shall indemnify and hold the Transfer Agent harmless from and against any and all Claims which may be asserted against the Transfer Agent or for which the Transfer Agent may be held liable in connection with this Agreement or its performance hereunder, provided that such Claim resulted from:
(a) the willful misfeasance, bad faith or negligence of PFPC in the performance of its duties hereunder, or by reason of PFPC's reckless disregard thereof; or
(b) the breach of any representation, warranty or covenant made by PFPC herein.

         10.3 In any case in which the either party (the "Indemnifying Party") may be asked to indemnify or hold the other (the "Indemnified Party") harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Claim. The Indemnified Party will not confess any Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent. The obligations of the parties hereto under this Article 10 shall survive the termination of this Agreement.

         10.4 Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 10 shall be a party's sole and exclusive remedy for claims or other actions or proceedings to which such party's indemnification obligations pursuant to this
Article 10 may apply.

Article 11        STANDARD OF CARE.

         11.1 PFPC shall at all times act in good faith and agrees to use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for loss or damage to the Transfer Agent or the Funds unless said errors are caused by PFPC's willful misfeasance, bad faith or negligence in the performance of its duties hereunder or by reason of its reckless disregard thereof, or that of its employees.

         11.2 Each party shall have the duty to mitigate damages for which the other party may become responsible.

Article 12        CONSEQUENTIAL DAMAGES.

         NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL PFPC, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT


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OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER
EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Article 13        TERM AND TERMINATION.

         13.1 This Agreement shall be effective on the date first written above and shall continue until April 30, 2001 with respect to the Northern Institutional Funds and until March 31, 2001 with respect to the Northern Funds (the "Initial Term").

         13.2 Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year (each a "Renewal Term") with respect to each Fund

         13.3 Either party may terminate this Agreement at any time after the Initial Term, with or without cause, and without penalty, on at least sixty
(60) days' written notice to the other party.

         13.4 This Agreement shall automatically terminate with respect to any Fund upon termination by the Fund of the Transfer Agent Agreement.

         13.5 In the event the Transfer Agent terminates this Agreement for any reason other than pursuant to Section 13.6 or Section 13.8, all reasonable expenses associated with the movement of records and materials and conversion thereof to a successor transfer agent will be borne by the Transfer Agent, provided, however, that such expenses shall not exceed $50, 000 in the event that such termination occurs upon or after the expiration of the Initial Term. Should such termination occur prior to the expiration of the Initial Term, all reasonable expenses associated with conversion to a successor service provider shall be borne by the Transfer Agent.

         13.6 If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

         13.7     Unless this Agreement is terminated pursuant to Sections 13.4,
13.6 or 13.8 hereof, should the Transfer Agent move any of the services provided by PFPC hereunder to a successor service provider prior to the expiration of the Initial Term, or, if prior to the expiration of the Initial Term, any Fund is liquidated or its assets merged or purchased or the like with another entity which does not utilize the services of PFPC, the payment of fees to PFPC as set forth herein with respect to such Fund shall be accelerated to a date prior to the conversion or termination of services and calculated as if the services had remained with PFPC until the expiration of the Initial Term and calculated at the asset and/or Shareholder account levels, as the case may be, on the date of such movement, merger or purchase. Investor Services shall make a good faith effort to facilitate any such conversion.

         13.8 The Transfer Agent may terminate this Agreement upon its assignment by PFPC unless the conditions to assignment as set forth in Article 17 hereof have been satisfied.


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Article 14        ADDITIONAL FUNDS

         14.1 PFPC shall render all services contemplated hereunder to the open-end registered investment companies identified on Schedule A hereto and all existing and future separate portfolios thereof for which the Transfer Agent is appointed to provide transfer agency services, unless the Transfer Agent instructs PFPC to the contrary.

Article  15       CONFIDENTIALITY.

         15.1 The parties agree that the Proprietary Information (defined below) and the contents of this Agreement (collectively "Confidential Information") are confidential information of the parties and their respective licensors. The Transfer Agent and PFPC shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of the Confidential Information of the other as it would exercise to protect its own confidential information of a similar nature. The Transfer Agent and PFPC may use the Confidential Information only to exercise its rights under this Agreement. The Transfer Agent and PFPC shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Transfer Agent and PFPC may, however, disclose Confidential Information to its employees who have a need to know the Confidential Information to perform work for the other, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed by its employees in breach of this Agreement. The Transfer Agent and PFPC may also disclose the Confidential Information to independent contractors, auditors, and professional advisors, provided they first agree in writing to be bound by the confidentiality obligations substantially similar to this Section 15.1. Notwithstanding the previous sentence, in no event shall either the Transfer Agent or PFPC disclose the Confidential Information to any competitor of the other without specific, prior written consent.

         15.2     Proprietary Information means:

                  (a) any data or information that is competitively sensitive material and not generally known to the public, including but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Transfer Agent or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

                  (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Transfer Agent or PFPC a competitive advantage over its competitors; and

                  (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

         15.3 Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other. With respect to the Transfer


                                       10
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Agent, Confidential Information shall also include all records and other information relative to the Funds and their prior, present or potential shareholders (and clients of such shareholders).

         15.4 The obligations of confidentiality and restriction on use herein shall not apply to any Confidential Information that a party proves:

                  (a) Was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of such party; or

                  (b) Was lawfully received by the party from a third party free of any obligation of confidence to such third party; or

                  (c) Was already in the possession of the party prior to receipt thereof, directly or indirectly, from the other party; or

                  (d) Is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving the other party as much advance notice of the possibility of such disclosure as practical so the other party may attempt to stop such disclosure or obtain a protective order concerning such disclosure; or

                  (e) Is subsequently and independently developed by employees, consultants or agents of the party without reference to the Confidential Information disclosed under this Agreement.

         15.5 The obligations of the parties under this Article 15 shall survive the termination of this Agreement.

Article  16       FORCE MAJEURE.

         No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (a) fire, flood, elements of nature or other acts of God; (b) any outbreak or escalation of hostilities, war, riots or civil disorders in any country, (c) any act or omission of the other party or any governmental authority; (d) any labor disputes (whether or not the employees' demands are reasonable or within the party's power to satisfy); or
(e) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

Article  17       ASSIGNMENT AND SUBCONTRACTING.

         This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be Assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that either party may, in its sole discretion, Assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business, provided that, in the reasonable judgment of the non-assigning party: (i) the financial capacity of the assignee is not materially less than that of the assignor; (ii) the nature and quality of the services to be provided hereunder are not materially adversely affected by such Assignment; and (iii) the quality and capability of the personnel and facilities of the assignee are not materially less than those of the assignor. Each party may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by such party, provided however, that such party shall be responsible for all compensation payable to such subcontractor and shall remain responsible for the acts or omissions of any such sub-contractors to the same extent as such party hereunder.

Article  18       NOTICE.

         Any notice or other instrument authorized or required by this Agreement to be given in writing to the Transfer Agent or PFPC, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                  To the Transfer Agent:

                  The Northern Trust Company
                  50 South LaSalle Street - M-9
                  Chicago, Illinois 60675
                  Attention: Brian Pollard

                  To PFPC:

                  PFPC, Inc.
                  4400 Computer Drive
                  Westborough, Massachusetts  01581
                  Attention:  President

                  with a copy to PFPC's General Counsel


Article  19       GOVERNING LAW/VENUE.

         The laws of the Commonwealth of Massachusetts, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this agreement.

Article  20       COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article  21       CAPTIONS.

         The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.


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

Article  22       PUBLICITY.

         Neither PFPC nor the Transfer Agent shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

Article  23       RELATIONSHIP OF PARTIES/NON-SOLICITATION.

         23.1 The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

         23.2 During the term of this Agreement and for one (1) year afterward, the Transfer Agent shall not recruit, solicit or engage, for the Transfer Agent or others, PFPC's employees.

Article  24       ENTIRE AGREEMENT; SEVERABILITY.

         24.1 This Agreement, including Schedules, Addenda, and Exhibits hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against PFPC unless said writing is executed by a Senior Vice President, Executive Vice President, or President of PFPC. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

         24.2 The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

                                     THE NORTHERN TRUST COMPANY

                                     By: /s/WILLIAM H. BELDEN
                                         ---------------------------------------
                                         WILLIAM H. BELDEN

                                     Title: Vice President
                                                          ----------------------


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

                                     PFPC, INC.

                                     By: /s/JAMES L. FOX
                                         ---------------------------------------
                                         JAMES L. FOX

                                     Title:   Vice Chairman




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

                                   SCHEDULE A

                                  LIST OF FUNDS

Northern Funds
Northern Institutional Funds

                                   SCHEDULE B

                                 DUTIES OF PFPC

Transfer Agent is subcontracting certain administrative and ministerial duties to PFPC Group relating to opening, maintaining and processing transactions for shareholders or financial intermediaries that trade the Funds shares through the NSCC. The following list of duties of PFPC is limited to activity surrounding the servicing to these NSCC accounts.

         1. SHAREHOLDER INFORMATION. PFPC shall maintain a record of the number of Shares held by each Shareholder of record which shall include name, address and taxpayer identification.

         2.       SALES OF SHARES.

                  (a) PFPC shall process all purchases received by the NSCC and make all corrections as necessary.

                  (b) PFPC shall not be required to issue any Shares of any Fund where the sale of the Shares of such Fund has been suspended or discontinued.

                  (c) In the event that any check or other order for the payment of money is returned unpaid for any reason, PFPC will endeavor to: (i) give prompt notice of such return to the Fund or its designee; (ii) place a stop transfer order against all Shares issued as a result of such check or order; and
(iii) take such actions as PFPC may from time to time deem appropriate.

                  (d) Notify the Transfer Agent on a daily basis of the number of Shares of each Fund purchased, redeemed or exchanged.

         3.       TRANSFER AND REPURCHASE.

                  (a) PFPC shall process all requests to transfer or redeem Shares in accordance with the transfer or repurchase procedures set forth in the Funds' Prospectus and in accordance with the rules and regulations of the NSCC.

                  (b) PFPC reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the request is in accordance with the rules and regulations of the NSCC. PFPC also reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the requested transfer or repurchase is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or repurchases which PFPC, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or repurchase.

                  (c) When Shares are redeemed, PFPC shall, upon receipt of the instructions and documents in proper form, deliver to the Custodian and the Transfer Agent or its designee a notification setting forth the number of Shares to be repurchased. Such repurchased shares shall be reflected on appropriate accounts maintained by PFPC reflecting outstanding Shares of such Fund and Shares attributed to individual accounts.

                  (d) PFPC shall, upon receipt of the monies paid to it by the Custodian for the repurchase of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures described in the Written Instruction received by PFPC from the Transfer Agent.

                  (e) PFPC shall not process or effect any repurchase with respect to Shares of any Fund after receipt by PFPC or its agent of notification of the suspension of the determination of the net asset value of such Fund.

         4.       DIVIDENDS.

                  (a) Upon the declaration of each dividend and each capital gains distribution by the Board of Directors of any Fund with respect to Shares of such Fund, the Transfer Agent shall furnish or cause to be furnished to PFPC Written Instructions setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, the amount payable per Share to the Shareholders of record as of that date, the total amount payable on the payment date and whether such dividend or distribution is to be paid in Shares at net asset value.

                  (b) On or before the payment date specified in such resolution of the Board of Directors, the Fund will pay to PFPC sufficient cash to make payment to the Shareholders of record as of such payment date.

                  (c) If PFPC does not receive sufficient cash from the Fund to make total dividend and/or distribution payments to all Shareholders of the Fund as of the record date, PFPC will, upon notifying the Transfer Agent, withhold payment to all Shareholders of record as of the record date until sufficient cash is provided to PFPC.

                  (d) PFPC shall distribute to shareholders dividends and distributions either in cash or reinvestment and will record such dividends and distributions pursuant to NSCC Rules and Regulations.

         5.       MISCELLANEOUS

         In addition to and neither in lieu nor in contravention of the services set forth above and to the extent not performed by a financial intermediary pursuant to the Networking rules of the NSCC, PFPC shall: (i) perform all the customary services of a transfer agent, registrar, dividend disbursing agent and agent of the dividend reinvestment and cash purchase plan as described herein consistent with those requirements in effect as at the date of this Agreement. The detailed definition, frequency, limitations and associated costs (if any) set out in the attached fee schedule, include but are not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, tabulating proxies, mailing Shareholder reports to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts where applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders.

                                   SCHEDULE C

                                  FEE SCHEDULE


1.       Standard Fees.             $40,000 per month beginning October 1, 2000
                                    $30,000 set up fee

2. Fee Adjustments. After the one year anniversary of the effective date of this Agreement, PFPC may adjust the fees described in the above sections once per calendar year, upon thirty (30) days prior written notice in an amount not to exceed the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average, All items (unadjusted) - (1982-84=100), published by the U.S. Department of Labor since the last such adjustment in the Client's monthly fees (or the Effective Date absent a prior such adjustment).

3. Programming Costs. The following programming rates are subject to an annual 5% increase after the one year anniversary of the effective date of this Agreement.


         (a)  Dedicated Team:         Programmer:        $100,000 per annum
                                      BSA:               $ 85,000 per annum
                                      TESTER:            $ 65,000 PER ANNUM
         (b)  System Enhancements (Non Dedicated Team): $150.00 per/hr per
                                                         programmer

                                   SCHEDULE D

                             OUT-OF-POCKET EXPENSES

         The Transfer Agent shall reimburse PFPC monthly for applicable out-of-pocket expenses, including, but not limited to the following items:


         -  Shipping, Certified and Overnight mail and insurance
         - Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines
         -  Duplicating services
         -  Courier services
         -  Overtime, as approved by the Transfer Agent
         -  Temporary staff, as approved by the Transfer Agent
         -  Travel and entertainment, as approved by the Transfer Agent
         - Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors
         -  Third party audit reviews
         -  Insurance
         -  NSCC pass through charges

                                   SCHEDULE E

                                 FUND DOCUMENTS

-    Certified copy of the Articles of Incorporation of the Fund, as amended

-    Certified copy of the By-laws of the Fund, as amended,

- Specimens of the certificates for Shares of the Fund, if applicable, in the form approved by the Board of Directors of the Fund, with a certificate of the Secretary of the Fund as to such approval